AGREEMENT RE RESIGNATION AND CONSULTING

     This Agreement re Resignation and Consulting is made as of this 21st day of August, 1995 (this "Agreement"), by and among Eddie M. Lesok, Color Tile, Inc., a Delaware corporation ("Color Tile"), and Color Tile Holdings, Inc., a Delaware corporation and the holder of 100% of the outstanding common stock of Color Tile ("Holdings").

     WHEREAS, EML currently serves as the Chairman and Chief Executive Officer of Color Tile pursuant to that certain Employment Agreement dated as of December 28, 1989, as amended as of January 3, 1994 (the "Employment Agreement"), and EML also serves as a director and/or officer of Holdings and subsidiaries of Color Tile and Holdings;

     WHEREAS, EML owns 38,198 shares of Class C Stock of Holdings (the "Shares") and holds options to purchase additional shares of Class C stock of Holdings (the "Options") and;

     WHEREAS, EML is desirous of resigning from the employment of Color Tile and selling the Shares to Holdings on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto do hereby agree as follows:

     1. EML hereby resigns all positions as director, officer and/or employee of Color Tile, Holdings and all subsidiaries of Color Tile and Holdings, such resignations to be effective as of the date hereof (the "Resignation Date").

     2. EML hereby agrees to provide consulting services to Color Tile, at such times and places as Color Tile and EML may reasonably agree, either (a) for the period from the Resignation Date through December 31, 1995 (the "Short Period"), or (b) if Color Tile notified EML prior to January 1, 1996, that it desires that EML provide consulting services through August 31, 1996 (the "Long Period"), for the Long Period. Color Tile shall advance or promptly reimburse EML for all expenses reasonably incurred by EML in performing consulting services hereunder, provided that EML shall provide appropriate evidence substantiating such expenses and shall not incur any travel or other non-routine expenses without prior approval by Color Tile.

     3. EML will deliver 12,732 of the Shares to Holdings on October 1, 1995, and the remaining 25,466 Shares on January 1, 1996, provided that if Color Tile elects the Long Period, EML will deliver no Shares on January 1, 1996, but rather will deliver to Holdings 12,733 of the Shares on each of August 31, 1996 and August 31, 1997, in each case assuming Color Tile and Holdings have made all payments required hereunder through such Share delivery dates. The Shares deliverable by EML hereunder shall include all shares or other securities or rights thereto issued in respect of the Shares between the date hereof and the delivery of Shares to Holdings hereunder. On the

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     Resignation  Date, EML shall return to Holdings the  agreements  evidencing the Options and such Options shall thereupon be canceled and of no further force or effect.

     4. Holdings shall pay to EML $300,000 on October 1, 1995, and the following payments will be made on the dated listed:

                                     Color Tile                 Holdings                  Total
September 1, 1995                    $2,500                      $22,500                  $25,000
October 1, 1995                      $2,500                      $22,500                  $25,000
November 1, 1995                     $2,500                      $22,500                  $25,000
December 1, 1995                     $2,500                      $22,500                  $25,000

     In addition, if Color Tile elects the Short Period, on January 1, 1996, Color Tile shall pay to EML $36,750 and Holdings shall pay to EML $330,750. Alternatively, if Color Tile elects the Long Period, on January 1, 1996, and on the first day of each of the next succeeding 19 months, Color Tile will pay to EML $2,500 and Holdings will pay to EML $22,500. The parties agree that all payments to EML made pursuant to this paragraph 4 by Color Tile shall be deemed in consideration for the consulting services to be provided by EML to Color Tile and by Holdings shall be deemed purchase price for the Shares. EML acknowledged that no bonus shall be payable to him with respect to Color Tile's current fiscal year and that no amounts shall be payable to him pursuant to Section 7 of the Employment Agreement (other than as specified in 5(b) below) upon his resignation from the employment of Color Tile.

     5. Upon the Resignation Date, the obligations of Color Tile and EML under the Employment Agreement shall terminate and be of no further force and effect, except as follows:

     (a) Color Tile shall promptly pay to EML all Accrued Obligations as defined in Section 7.1 of the Employment Agreement plus three weeks of accrued vacation;

     (b) Color Tile shall continue to pay EML's health insurance premiums and car allowance during the period from the Resignation Date through August 31, 1997, provided that Color Tile's obligation to make such payments shall terminate immediately upon the commencement by EML of full-time employment (other than self-employment), it being understood that, except as aforesaid, after the Resignation Date Color Tile shall no longer pay to or for the benefit of EML any country club dues, life insurance premiums or other benefits or perquisites payable to or for the benefit of directors, officers or employees of Color Tile of Holdings;

     (c) EML shall be obligated pursuant to the covenant not to compete and related provisions set forth in Sections 8.4(a), 8.4(b) and 8.6 of the Employment Agreement provided that (i) such covenants shall terminate and be of no further force or

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     effect on August 31, 1996, and (ii) from and after the Resignation Date EML shall be free to become an employee of or consultant to any business not engaged in the retail distribution of carpet, tile or other products presently sold by Color Tile or Holdings or their subsidiaries; and

     (d) EML acknowledges and agrees that he shall remain bound following the Resignation Date by Sections 8.1, 8.2 and 8.3 of the Employment Agreement.

     6. EML agrees that he will not disparage Color Tile, Holdings or any of their respective subsidiaries, affiliates, directors, officers, employees, agents or representatives, and Color Tile and Holdings agree that they will not, and will endeavor to cause such other persons and entities no to, disparage EML. The parties agree that all press releases and other written communications to employees, vendors and the like shall reflect a mutually amicable attitude with respect to the subject matter of this Agreement, and Color Tile and Holdings agree to provide EML a reasonable opportunity to review and comment upon any said releases or other communications before the issuance thereof.

     7. EML, on his behalf and on behalf of his heirs, successors and assigns, hereby releases, relinquishes and forever discharges Color Tile, Holdings, Investcorp S.A. and their respective subsidiaries, affiliates, directors, officers, employees, shareholders, agents and representatives from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations (i) covered by any indemnification arrangement or bylaw of Color Tile or Holdings with respect to EML, (ii) arising under any written employee benefit plan or arrangement (whether or not tax-qualified) covering EML, or (iii) arising under this Agreement), which EML has incurred or suffered or may incur or suffer as a result of his employment by Color Tile or the termination of such employment or his ownership of the Shares or the repurchase of the Shares by Holdings, or the surrender and cancellation of the Options, and specifically including any such claims, damages, losses, costs, expenses, liabilities or obligations under the Employment Agreement (except as otherwise provided in this Agreement) or under the Stock Subscription and Stockholders Agreement dated as of December 28, 1989, by and among Holdings, EML and certain other stockholders of Holdings. Color Tile and Holdings, on their own behalf and on behalf of their subsidiaries and affiliates, hereby release, relinquish and forever discharge EML, and his heirs, successors and assigns, from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under this Agreement), which any of them has incurred or suffered or may incur or suffer as a result of EML's employment by Color Tile or the termination of such employment.

     8. Color Tile and Holdings agree to continue EML as a named insured under any directors and officers liability insurance policies that they now maintain until the

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     earlier of the  termination of such insurance  coverage  (whether under the existing or replacement policies) or the fifth anniversary of the date above.

     9. All disputes arising in connection with this Agreement shall by finally settled by arbitration in accordance with the rules of the American Arbitration Association and any such arbitration proceeding shall take place in Fort Worth, Texas.

     10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND ALL QUESTIONS RELATING TO THE VALIDITY AND PERFORMANCE HEREOF AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.


                                               /s/ Eddie M. Lesok
                                               ----------------------
                                               Eddie M. Lesok

                                               COLOR TILE, INC.

                                               By /s/ Alan J. Bethscheider
                                               ----------------------------


                                               COLOR TILE HOLDINGS, INC.

                                               By /s/ Alan J. Bethscheider
                                               ----------------------------